Exhibit 10.1

FRANKLIN FINANCIAL NETWORK, INC.

EMPLOYMENT AGREEMENT

SARAH MEYERROSE

THE EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 21st day of June, 2016 between Franklin Financial Network, Inc., a Tennessee corporation (the “Company”) and Sarah Meyerrose (“Executive”).

WHEREAS, the Executive is currently serving as the Executive Vice President/Chief Financial Officer of the Company;

WHEREAS, the Executive and the Company desire to enter into an Employment Agreement to formalize the terms and conditions of the Executive’s employment with the Company, which Employment Agreement supersedes all previous Employment Agreements entered into between the Company and Executive,

NOW, THEREFORE, in consideration of the mutual covenants and undertakings made herein, the Company and the Executive, each intending to be legally bound, hereby agree as follows:

1. Position. The Executive shall be employed as the Executive Vice President/Chief Financial Officer, and shall perform such duties as may be assigned to the Executive from time to time by the Board of Directors of the Company or as may be set forth in the bylaws of the Company (“Bylaws”), as the same may be amended from time to time. The Executive’s employment will be on a full time basis at the Company’s offices located in Franklin , Tennessee, subject to such travel as may be required from time to time to perform Executive’s duties. The Executive further agrees to devote her full time and attention to the business of the Company and to perform such duties as may be required of him to the best of her abilities, and will not accept any other employment while employed by the Company without the prior written consent of the Company.

2. Term of Employment. Subject to the terms and conditions hereof, the term of the Agreement shall commence on the Effective Date and shall continue for two (2) years. The term of the Agreement will automatically renew each day after the Effective Date for one additional day so that the term of the Agreement shall always be two (2) years unless (i) terminated by the Employer and replaced by a mutually agreed upon arrangement; or (ii) the Board of Directors provides written notice of non-renewal to Executive; or (iii) Executive provides written notice of non-renewal to Company. Each party shall negotiate in good faith the terms and conditions for any replacement of the Agreement.

3. Compensation. The Company shall pay to the Executive compensation for her services during the Term of Employment as follows:

(a) The Executive shall be paid a base salary of Two Hundred Three Thousand ($203,000.00) Dollars per annum. The Executive’s base salary shall be reviewed at least annually. Such review shall be conducted by the Board of Directors or by the Board Personnel Committee and they may increase, but not decrease salary below the Executive’s original base salary of Two Hundred Three Thousand ($203,000.00) Dollars. The salary shall be paid in accordance with the payroll policies of the Company.

(b) The Executive shall be entitled to reimbursement for all proper business expenses incurred by him with respect to the business of the Company, in the same manner and to the same extent as such expenses are reimbursed to other officers of the Company.

(c) The Executive shall be eligible to receive discretionary annual cash incentive/bonus payments as authorized by the Board of Directors or the Board Personnel Committee. Executive shall also be entitled to participate in equity compensation plans as may be approved by the shareholders of the Company in such amounts, and pursuant to such terms, as shall be authorized by the Board of Directors in its discretion.

4. Benefits. The Executive shall be entitled to receive benefits, including vacation time and insurance benefits, in accordance with the benefit policies developed for the Company and approved by the Board of Directors.

5. Disability or Disabled. If, during the Term of Employment, the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company, the Company may terminate the employment of the Executive hereunder upon written notice to the Executive. In such event, the Executive shall not be entitled to any further payments or benefits under the Agreement other than payments under any disability policy which the Company may obtain for the benefit of its officers generally and salary accruing up to the date of termination.

6. Termination for Cause. The Company may terminate the Executive’s employment for Cause, upon written notice to the Executive which notice shall specify the reason for termination. In the event of termination for Cause, the Executive shall not be entitled to any further payment of benefits under the Agreement other than salary accruing up to the date of termination. For purposes of the Agreement, “Cause” shall mean: (i) the willful or repeated failure by the Executive to perform her duties hereunder or failure to abide by the policies set forth in the Employee Handbook, after at least one warning in writing from the Company identifying any such failure occurring not less than forty-five (45) days prior to the date notice of termination is given by the Company pursuant to the section; (ii) the willful misconduct of the Executive in the performance of her duties hereunder; (iii) conviction of a crime (other than a minor traffic violation); (iv) use of alcohol or other drugs which interferes with the performance by the Executive of Executive’s duties; (v) excessive absenteeism, other than for illness, after at least one warning in writing from the Company; (vi) the unauthorized disclosure or use of any confidential information or proprietary data of the Company, its parent, its subsidiaries or its affiliates; (vii) the happening of any event or existence of any circumstances which would prevent the Executive from serving as an officer of the Company under the Tennessee or applicable Federal Companying regulations; (viii) Executive’s conduct that brings public discredit on, or injures the reputation of, Company, in Company’s reasonable opinion.

7. Termination Without Cause. The Board of Directors may, at its discretion, terminate Executive’s duties and responsibilities as Executive Vice President/Chief Financial Officer. Such action shall require a majority vote of the entire Board of Directors and shall be effective immediately upon delivery to Executive of written notice of the action by the Board of Directors, or at such other time as may be agreed upon by both parties to the Agreement. Except as provided in Section 10 and Section 11 of the Agreement, following such termination of the contract, all rights, obligations and duties of both parties relative to the Agreement shall cease and no benefits shall be payable under the Agreement.

8. Voluntary Resignation. The Executive may resign from her employment with the Company hereunder at any time during the Term for any reason upon thirty (30) days prior written notice. Except as provided in Section 9, Section 10 and Section 11 of the Agreement, upon resignation the Executive shall not be entitled to any additional compensation for the time after which he ceases to be employed by the Company, and shall not be entitled to any of the other benefits provided hereunder.

9. Voluntary Resignation with Good Reason. The Executive may resign from her employment with the Company hereunder with Good Reason. For purposes of the Agreement, a voluntary resignation by the Executive shall be considered a voluntary resignation with Good Reason if the conditions stated in both clauses (x) and (y) are satisfied –

(x) a voluntary resignation by the Executive shall be considered a voluntary resignation with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s advance written consent –

1)	a material diminution of the Executive’s base salary,

2)	a material diminution of the Executive’s authority, duties, or responsibilities,

3)	a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the board of directors,

4)	a material change in the geographic location at which the Executive must perform services, or

5)	any other action or inaction that constitutes a material breach by the Company of the Agreement.

(y) the Executive must give notice to the Company of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and the Company shall have 30 days thereafter to remedy the condition. In addition, the Executive’s voluntary resignation because of the existence of one or more of the conditions described in clause (x) must occur within eighteen (18) months after the initial existence of the condition.

10. Payment upon Termination Without Cause or Voluntary Resignation with Good Reason. In the event of a Termination Without Cause as defined above in Section 7 or a Voluntary Resignation for Good Reason as defined above in Section 9, Executive shall be entitled to receive payments equal to two (2) times her then current base salary plus two (2) times her three (3) year average cash incentive payments. Payments made under the Section 10 shall be made monthly in accordance with the Company’s normal payroll schedule. In addition, all unvested Stock Option Grants, Restricted Stock Awards or other equity granted to the Executive shall become fully vested as of the date of termination regardless of the vesting schedule associated with such equity grants.

11. Change in Control.

(a) Upon the occurrence of a “Change in Control” (as herein defined), followed at any time during the term of the Agreement by the involuntary termination of Executive’s employment, other than for “Cause” as defined in Section 6 hereof, or, as permitted below, upon Executive’s voluntary termination of employment within twelve (12) months prior to a Change in Control or twenty four (24) months following a Change in Control, Executive shall become entitled to receive the payments provided for under paragraph 11(c) below. Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate her employment within twelve (12) months prior to a Change in Control or twenty four (24) months following a Change in Control, following any demotion, loss of title, office or significant authority, reduction in annual compensation or benefits, or relocation of her principal place of employment by more than thirty (30) miles from its location immediately prior to the Change in Control.

(b) A “Change in Control” shall mean:

(i)	A reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, or any similar transaction, in any case in which the shareholders of the Company’s parent company (Franklin Financial Network, Inc.) prior to such transaction hold less than a majority of the voting power of the resulting entity; or

(ii)

Individuals who constitute the Incumbent Board (as herein defined) of the Company cease for any reason to constitute a majority thereof. For these purposes, “Incumbent Board” means the Board of Directors of the Company on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a voting of a majority of the directors comprising the Incumbent Board, or whose nomination for election by members or shareholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

(c)	In the event the conditions of paragraph 9(a) above are satisfied, Executive shall be entitled to receive payments equal to two (2) times her then current base salary plus two (2) times her three (3) year average cash incentive payments. However, in no event shall any payments provided for hereunder constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended or any successor thereto. In order to avoid such a result, the benefits provided for hereunder will be reduced, if necessary, to an amount which is One ($1.00) Dollar less than an amount equal to three (3) times Executive’s “base amount” as determined in accordance with such Section 280G. In addition to the foregoing, Executive shall be entitled to receive from the Company, or its successor, hospital, health, medical and life insurance on the terms and at the cost to Executive as Executive was receiving such benefits upon the date of her termination. The Company’s obligation to continue such insurance benefits will be for a period of two (2) years. Payments made under the Section 10 shall be made monthly in accordance with the Company’s normal payroll schedule.

(d)	In addition, all unvested Stock Option Grants, Restricted Stock Awards or other equity granted to the Executive shall become fully vested as of the date of termination regardless of the vesting schedule associated with such equity grants.

12. Retirement. Upon the Executive’s retirement, all unvested Stock Option Grants, Restricted Stock Awards or other equity granted to the Executive shall become fully vested as of the date of termination regardless of the vesting schedule associated with such equity grants.

13. Waiver of Breach. The waiver by any party hereto of a breach of any provision of the Agreement shall not operate nor be construed as a waiver of any subsequent breach, nor shall any waiver of any provision of the Agreement in any instance shall be deemed to be a waiver of any other provision in any other instance.

14. Representation by Counsel. The Executive represents and warrants to the Company that he has been advised to retain legal counsel in connection with the preparation, negotiation and execution of the Agreement.

15. Governing Law, Venue, and Waiver of Right to Jury Trial. The Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee, except to the extent preempted by the laws of the United States of America. The Executive and the Company agree that the exclusive venue for resolution of any disputes regarding or arising out of the Agreement or the Executive’s employment with the Company shall be the state and federal courts located in Williamson County, Tennessee. The Executive and the Company further agree to waive any right to a jury trial with respect to any disputes regarding or arising out of the Agreement or the Executive’s employment with the Company. The Executive and the Company each acknowledge and agree that the selection of venue and waiver of the right to a jury trial is knowingly, freely, and voluntarily given, is made after opportunity to consult with counsel of their choosing about the Agreement and its provisions, and is in the best interests of each party hereto.

16. Entire Agreement; Amendment. The Agreement sets forth the entire understanding of the parties hereto with respect to its subject matter and supersedes all prior agreements, negotiations and understandings, written or oral, with respect to matters covered hereby. The amendments or termination of the Agreement may be made only in a writing executed by the Company and the Executives, and no amendment or termination of the Agreement shall be effective unless and until made in such a writing.

17. Assignment. The Agreement is personal to the Executive and the Executive may not assign any of her rights or duties hereunder, but the Agreement shall be enforceable by the Executive’s legal representatives, executors or administrators. By an assumption agreement in form and substance satisfactory to the Executive, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform the Agreement in the same manner and to the same extent that the Company would be required to perform the Agreement had no succession occurred.

18. Severability. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect.

19. Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused the Agreement to be signed by its duly authorized officer, and the Executive has executed the Agreement, as of the day and year first written above.

EXECUTIVE:	FRANKLIN FINANCIAL NETWORK, INC.

By:
Sarah Meyerrose		Richard E. Herrington
	Its:	Chief Executive Officer